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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number        1-12188
                                                      --------------------------

                        Sodexho Marriott Services, Inc.
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            (Exact name of registrant as specified in its charter)

   9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878  (301) 987-4000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $1.00 par value per share
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           (Title of each class of securities covered by this Form)

                                     None
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Titles of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)    [x]    Rule 12h-3(b)(1)(i)      [x]
                    Rule 12g-4(a)(1)(ii)   [_]    Rule 12h-3(b)(1)(ii)     [_]
                    Rule 12g-4(a)(2)(i)    [_]    Rule 12h-3(b)(2)(i)      [_]
                    Rule 12g-4(a)(2)(ii)   [_]    Rule 12h-3(b)(2)(ii)     [_]
                                                  Rule 15d-6               [_]


     Approximate number of holders of record as of the certification
or notice date:                                                            1
                                                                      ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sodexho Marriott Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              SODEXHO MARRIOTT SERVICES, INC.


Date:  June 21, 2001          By: /s/ Robert A. Stern
                                -----------------------------------------------
                              Name:   Robert A. Stern
                              Title:  Senior Vice President and General Counsel